                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

     TYCO INTERNATIONAL REPORTS FIRST QUARTER INCOME OF 32 CENTS PER SHARE

    PEMBROKE, BERMUDA, JANUARY 22, 2003--Tyco International Ltd. (NYSE-TYC, BSX-TYC, LSE-TYI) reported today that earnings per share for its first quarter were 32 cents, as compared to 47 cents from continuing operations for the same period last year. Revenues were $8.9 billion, up 4% from $8.6 billion in the first quarter last year. Income from continuing operations was $635 million for the quarter as compared with $935 million for the same period last year. Free cash flow was $482 million in the quarter.

    "Results for the first quarter reflect a base of operations on which we can build during fiscal 2003," said Ed Breen, Tyco's Chairman and Chief Executive Officer. "Given the challenging economic environment in which we are operating and the issues we worked to resolve during the quarter, these results demonstrate the strength of our market positions and the appeal of our products and services."

QUARTERLY OPERATING RESULTS

    The segment profits and margins below are presented in accordance with generally accepted accounting principles (GAAP). During the quarter, David Robinson was appointed President of Tyco Plastics and Adhesives, reporting directly to the CEO. Accordingly, Plastics and Adhesives is presented as a separate reportable segment for all periods. In fiscal 2002, its results were included in the Healthcare and Specialty Products segment. Restated segment results by quarter for fiscal 2002 are available at www.tyco.com. All dollar amounts are stated in millions.

ELECTRONICS

                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
Segment revenues............................................      $2,528.3            $2,817.3
Segment profit..............................................      $  292.6            $  525.7
Segment margins.............................................          11.6%               18.7%

    Revenues decreased 10% due to a significant decline within the telecommunications sector, primarily associated with a decline of $379 million at TyCom, where there were no new third party construction or capacity sales in FY03. These declines were partially offset by acquisitions made in FY02 and favorable fluctuations in foreign currency rates. Additionally, year over year declines in the telecommunication end market of our electronic components business were partially offset by growth in product sales to the automotive industry. Segment profits were negatively impacted by lower operating profits in the telecommunications sector, including operating losses of $65 million at TyCom, compared to profit of $67 million in the year ago period, as well as lower manufacturing volumes in the electronic components business and higher pension expense.

FIRE AND SECURITY SERVICES

                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
Segment revenues............................................      $2,759.4            $2,480.3
Segment profit..............................................      $  270.8            $  402.1
Segment margins.............................................           9.8%               16.2%

    Fire and Security Services revenues increased 11% year over year as a result of acquisitions and the benefit of favorable fluctuations in foreign currency rates. Segment profits were down 33% due to weaker commercial construction impacting both fire and security in the U.S., lower gross margins in the fire service and contracting businesses, and higher bad debt expense in security.

HEALTHCARE

                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
Segment revenues............................................      $2,005.4            $1,770.4
Segment profit..............................................      $  447.4            $  469.2
Segment margins.............................................          22.3%               26.5%

    Healthcare revenues increased 13% due to acquisitions made in FY02, favorable fluctuations in foreign currency rates and organic growth of about 6%. Surgical and Medical revenues increased as a result of sales under new contracts, as well as new product introductions. Imaging, Respiratory, and Pharmaceutical all benefited from higher volumes. These increases were partially offset by declines in the International and Retail base businesses. Segment profits were down roughly 5% as a result of increased selling costs associated with new contracts and product lines, higher costs associated with International operations, higher R&D spending and increased pension expense.

ENGINEERED PRODUCTS AND SERVICES

                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
Segment revenues............................................      $1,195.7            $1,071.7
Segment profit..............................................      $  137.3            $  143.8
Segment margins.............................................          11.5%               13.4%

    Revenues increased 12% and profits decreased 5% in Engineered Products and Services. Revenues grew through a combination of acquisitions, favorable fluctuations in foreign currency rates, and almost 6% organically. Fire and Building Products and Electrical and Metal Products revenues increased slightly. Flow Control saw revenue increases due to demand for water and irrigation products, especially in the Pacific region, and higher revenues in Thermal Controls as major contracts neared completion. This more than offset lower volumes and prices in North American and European valves and controls markets, customer delays in infrastructure projects and reduced U.S. state and municipal governmental spending levels. Segment profit and margin declines were primarily the result of selling price pressure in North American and European non-residential construction markets, partially offset by profit contributions from acquisitions.

PLASTICS AND ADHESIVES

                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
Segment revenues............................................       $450.6              $439.0
Segment profit..............................................       $ 44.2              $ 93.6
Segment margins.............................................          9.8%               21.3%

    The impact of revenue from acquisitions made in FY02 more than offset a 3% decrease in organic sales. Economic conditions depressed volumes and prices in Custom and Retail, while Corrosion Protection declined as oil and gas pipeline construction slowed. Segment profits declined in part as a result of reduced volumes, increased raw material costs and adverse pricing trends.

OTHER ITEMS

    The Company's income tax rate was 28.0% for the quarter, up from 17.1% in the year ago period. Interest expense, net was $263 million, up 39% from $189 million a year ago. The Company incurred approximately $40 million of expenses associated with the Phase 2 accounting review and related matters. This was partially offset by the return to the Company of an unauthorized payment of $20 million to a former director related to the acquisition of CIT.

CASH AND LIQUIDITY

    Free cash flow was $482 million for the first quarter. Cash flow from operating activities was $828 million in the quarter. Free cash flow was favorably impacted by approximately $200 million of employee bonuses which are typically paid during the first quarter of our fiscal year, but which were not paid until January of 2003. Operating cash flow in the first quarter of FY03 included $159 million in cash spending on restructuring items. See the accompanying table to this press release for the definition and components of free cash flow.

    Additionally, the Company used $247 million in cash for acquisitions in the quarter, including $237 million for the acquisition of dealer accounts. The Company also used $69 million related to purchase accounting liabilities and $43 million related to contingent deferred purchase price arising from prior acquisitions. Free cash flow is calculated before these uses.

    Tyco's debt-to-capitalization ratio was 48.3% at December 31, 2002 compared with 49.4% at September 30, 2002. The net debt-to-capitalization ratios were 36.9% and 36.8%, respectively, for the same periods.

FISCAL 2003 GUIDANCE

    Earnings per share are expected to be near the lower end of the Company's previously announced range of $1.50 to $1.75, reflecting the incremental dilution associated with its refinancing of debt and higher pension expense. Free cash flow is expected to remain in a range of $2.5 billion to $3.0 billion for the full fiscal year.

CONFERENCE CALL AND WEBCAST

    The company will discuss first quarter results on a conference call for investors today at 8:30 am EST. Interested parties may access the conference call live today, or by replay through January 28, 2003, at the following website: investors.tycoint.com/medialist.cfm.

ABOUT TYCO INTERNATIONAL

    Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING INFORMATION

    This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results.

    Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

    More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

See 4 tables attached

CONTACTS:  Media: Gary Holmes, 212-424-1314
            Investor Relations: Kathy Manning, 603-778-9700

                            TYCO INTERNATIONAL LTD.

                  CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                FOR THE QUARTERS
                                                               ENDED DECEMBER 31,
                                                              --------------------
                                                                2002        2001
                                                              ---------   --------
NET REVENUES................................................  $ 8,939.4   $8,578.7
Cost of sales (1)...........................................    5,730.2    5,234.4
Selling, general and administrative expenses................    2,088.6    1,965.3
Restructuring and other unusual (credits) charges, net......       (3.5)      19.9
                                                              ---------   --------
OPERATING INCOME............................................    1,124.1    1,359.1
Other income (expense)......................................       21.4       (4.3)
Interest expense, net.......................................     (263.2)    (189.2)
Net loss on sale of common shares of a subsidiary...........         --      (39.6)
                                                              ---------   --------
Income from continuing operations before income taxes and
  minority interest.........................................      882.3    1,126.0
Income taxes................................................     (247.1)    (192.8)
Minority interest...........................................       (0.7)       1.5
                                                              ---------   --------
INCOME FROM CONTINUING OPERATIONS...........................      634.5      934.7
Income from discontinued operations of Tyco Capital, net of
  tax.......................................................         --      264.7
                                                              ---------   --------
NET INCOME..................................................  $   634.5   $1,199.4
                                                              =========   ========

BASIC EARNINGS PER COMMON SHARE:
  Income from continuing operations.........................  $    0.32   $   0.47
  Income from discontinued operations of Tyco Capital, net
    of tax..................................................         --       0.13
  Net income per common share...............................       0.32       0.61
DILUTED EARNINGS PER COMMON SHARE (2):
  Income from continuing operations.........................  $    0.32   $   0.47
  Income from discontinued operations of Tyco Capital, net
    of tax..................................................         --       0.13
  Net income per common share...............................       0.32       0.60
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  Basic.....................................................    1,994.6    1,974.6
  Diluted...................................................    2,000.4    1,999.7

------------------------

(1) Includes inventory-related unusual credits of $0.2 million in the quarter ended December 31, 2002 and charges of $5.8 million in the quarter ended December 31, 2001.

(2) Diluted earnings per common share assumes conversion of ADT LYONS. Accordingly, net interest expense of $0.2 million for the quarter ended December 31, 2002 and $0.3 million for the quarter ended December 31, 2001 must be added back to income from continuing operations for computing diluted earnings per share.

                            TYCO INTERNATIONAL LTD.

                           RESULTS OF SEGMENTS (GAAP)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               FOR THE QUARTERS
                                                              ENDED DECEMBER 31,
                                                              -------------------
                                                              2002(1)    2001(2)
                                                              --------   --------
NET REVENUES
Electronics.................................................  $2,528.3   $2,817.3
Fire and Security Services..................................   2,759.4    2,480.3
Healthcare..................................................   2,005.4    1,770.4
Engineered Products and Services............................   1,195.7    1,071.7
Plastics and Adhesives......................................     450.6      439.0
                                                              --------   --------
  Total Net Revenues........................................   8,939.4    8,578.7

SEGMENT PROFIT
Electronics.................................................     292.6      525.7
Fire and Security Services..................................     270.8      402.1
Healthcare..................................................     447.4      469.2
Engineered Products and Services............................     137.3      143.8
Plastics and Adhesives......................................      44.2       93.6
                                                              --------   --------
  Total Segment Profit......................................   1,192.3    1,634.4

Corporate expenses..........................................     (68.2)    (275.3)
                                                              --------   --------
Operating income............................................   1,124.1    1,359.1

Other income (expense)......................................      21.4       (4.3)
Interest expense, net.......................................    (263.2)    (189.2)
Net loss on sale of common shares of a subsidiary...........        --      (39.6)
                                                              --------   --------
Income from continuing operations before income taxes and
  minority interest.........................................     882.3    1,126.0

Income taxes................................................    (247.1)    (192.8)
Minority interest...........................................      (0.7)       1.5
                                                              --------   --------
INCOME FROM CONTINUING OPERATIONS...........................  $  634.5   $  934.7
                                                              ========   ========

------------------------

(1) Operating income includes restructuring credits of $1.7 million related to the Electronics segment and $2.0 million, of which $0.2 million is included in cost of sales, related to the Healthcare segment.

(2) Operating income includes restructuring and other unusual charges of $7.8 million related to the Fire and Security Services segment and charges of $17.9 million, of which $5.8 million is included in cost of sales, related to the Engineered Products and Services segment. Corporate expenses include charges totaling $222.0 million related to prior years recorded in fiscal 2002.

                            TYCO INTERNATIONAL LTD.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN MILLIONS)
                     PRELIMINARY -- SUBJECT TO ADJUSTMENTS

                                                              (UNAUDITED)
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2002           2002
                                                              ------------   -------------
CURRENT ASSETS:
Cash and cash equivalents...................................   $ 5,732.0       $ 6,186.8
Restricted cash.............................................       468.9           196.2
Accounts receivables, net...................................     5,983.8         5,848.6
Inventories.................................................     4,880.2         4,716.0
Deferred income taxes.......................................       884.2         1,338.1
Other current assets........................................     1,671.2         1,478.9
                                                               ---------       ---------
  Total current assets......................................    19,620.3        19,764.6

Tyco Global Network.........................................       684.8           581.6
Property, Plant and Equipment, Net..........................    10,072.6         9,969.5
Goodwill, Net...............................................    26,191.0        26,093.2
Intangible Assets, Net......................................     6,701.6         6,562.6
Other Assets................................................     3,565.1         3,442.9
                                                               ---------       ---------
  TOTAL ASSETS..............................................   $66,835.4       $66,414.4
                                                               =========       =========

CURRENT LIABILITIES:
Loans payable and current maturities of long-term debt......   $11,215.4       $ 7,719.0
Accounts payable............................................     2,798.6         3,170.0
Accrued expenses and other current liabilities..............     4,946.1         5,270.8
Contracts in process -- billings in excess of cost..........       540.2           522.1
Deferred revenue............................................       697.2           731.3
Income taxes payable........................................     2,293.8         2,218.9
                                                               ---------       ---------
  Total current liabilities.................................    22,491.3        19,632.1

Long-Term Debt..............................................    13,000.8        16,486.8
Other Long-Term Liabilities.................................     5,409.8         5,462.1
                                                               ---------       ---------
  TOTAL LIABILITIES.........................................    40,901.9        41,581.0

Minority Interest...........................................        42.1            42.8

Shareholders' Equity........................................    25,891.4        24,790.6
                                                               ---------       ---------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................   $66,835.4       $66,414.4
                                                               =========       =========

                            TYCO INTERNATIONAL LTD.

                               FREE CASH FLOW (1)
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              FOR THE QUARTERS ENDED
                                                              -----------------------
                                                               12/31/02     12/31/01
                                                              ----------   ----------
INCOME FROM CONTINUING OPERATIONS...........................    $634.5       $934.7
  Non-cash restructuring and other unusual (credits)
    charges.................................................      (0.2)         5.8
  Net loss on sale of common shares of subsidiary...........        --         39.6
  Depreciation..............................................     361.1        359.6
  Amortization of intangible assets.........................     155.4        121.1
  Income taxes--deferred and payables.......................     360.4       (104.5)
  Charges related to prior years............................        --        222.0
  Cash spent on restructuring...............................    (159.0)       (90.9)
  Decrease in the sale of accounts receivable program.......     (80.4)          --
  Working capital and all other (2).........................    (444.0)      (548.3)
                                                                ------       ------
CASH FLOWS FROM OPERATIONS..................................     827.8        939.1

  Capital expenditures, net.................................    (314.1)      (569.4)
  Tyco Global Network spending..............................     (86.5)      (561.7)
  Eliminating impact of sale of accounts receivable
    program.................................................      80.4           --
  Dividends paid............................................     (25.2)       (24.4)
                                                                ------       ------

FREE CASH FLOW..............................................     482.4       (216.4)

  Plus: Tyco Global Network spending........................      86.5        561.7
                                                                ------       ------
FREE CASH FLOW--EXCLUDING SPENDING ON TGN...................    $568.9       $345.3
                                                                ======       ======

------------------------

(1) Free cash flow is not a substitute for cash flow from operating activities as determined in accordance with GAAP.

(2) Includes decreases in accounts payables of $473.6 million and $181.6 million, and accrued expenses of $180.8 million and $458.0 million, in Q1 2003 and Q1 2002, respectively.